Exhibit h (x) on Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K



                               Amendment No. 1 to
       Agreement for Administrative Services and Transfer Agency Services

                                     between

                       Regions Morgan Keegan Select Funds

                                       and

                           Federated Services Company



     This Amendment to the Agreement for Administrative Services and Transfer Agency Services ("Agreement") dated as of December 1, 2001 between Regions Morgan Keegan Select Funds ("Funds") and Federated Services Company ("FServ") is made and entered into as of May 17, 2002.



     WHEREAS, the Funds have entered into the Agreement with FServ;



     WHEREAS, the Funds desire and FServ agrees to amend certain provisions of the Agreement for good and valuable consideration, of which the parties hereby acknowledge receipt;



     NOW, THEREFORE, the parties intending to be legally bound agree as follows:



     The first paragraph of Artcle 17 "Term and Termination" is deleted in its entirety and replaced with the following:

     This Agreement shall be effective from the date signed above and shall continue in effect with respect to each Fund presently set forth on Exhibit 1 (as it may be amended from time to time) until December 31, 2003 ("Initial Term"). Thereafter, with respect to Sections One and Three, the Agreement will continue for consecutive one year terms (a "Renewal Term"), subject to the provisions for termination and all of the other terms and conditions hereof, unless one party receives written notice of termination from the other party no less than six months prior to the expiration of the Initial Term or a Renewal Term. The termination date for all original or after-added Funds that are, or become, a party to this Agreement shall be coterminous.

     WITNESS the due execution hereof this 17th day of May, 2002.



                    Regions Morgan Keegan Select Funds





                    By:   /s/ Heather W. Forehlich
                    -------------------------------------------
                    Name:  Heather W. Froehlich
                    Title:  Vice President





                    Federated Services Company





                    By:   /s/ Gail C. Jones
                    -------------------------------------------
                    Name:  Gail C. Jones
                    Title:  Vice President